UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 12, 2013

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 - Regulation FD

Item 7.01 Regulation FD Disclosure.

On March 12 and 13, 2013, Joseph M. Zubretsky, Senior Executive Vice President and Head of National Businesses of Aetna Inc. (“Aetna,” “we,” “us” or “our”), and other members of Aetna management will meet with investors and analysts before and after a presentation Mr. Zubretsky will provide at the 2013 Barclays Global Healthcare Conference (the "Conference") in Miami, Florida. During these meetings and presentation, we will discuss the Company's performance and outlook, including the proposed acquisition of Coventry Health Care, Inc. (“Coventry”). All of Aetna's projections, including operating earnings per share, exclude the impact of the proposed Coventry acquisition unless otherwise specifically noted. Additionally, during the presentation and these meetings, Aetna expects to reaffirm the following previously disclosed projections:

•	We continue to project full-year 2013 operating earnings per share of at least $5.40;(1)

•
With respect to medical cost trend, we remain confident in both our full-year 2012 and 2013 Commercial medical cost trend projections of 6.5% ± 0.5%, our pricing and forecasting assumptions, and the adequacy of our reserves;

•
We continue to project first quarter 2013 medical membership of approximately 18.3 million, which reflects growth of 175 thousand Medicare Advantage members and 45 thousand Medicare Supplement members;

•	We continue to project year-end 2013 medical membership of approximately 18.4 million; and

•	We continue to project full-year 2013 revenues (2) to grow approximately 9% compared to 2012.

Aetna also expects to disclose during the presentation and these meetings that as of March 11, 2013, Aetna had received 20 out of the 21 state approvals for the proposed Coventry acquisition. The proposed acquisition is currently projected to close in mid-2013 and remains subject to customary closing conditions, including expiration of the federal Hart-Scott-Rodino Antitrust Improvements Act of 1976 waiting period and approvals of a state department of insurance and other regulators.

Aetna's presentation at the Conference is scheduled to begin at 10:15 a.m. Eastern time on March 13, 2013. Investors, analysts and the general public are invited to listen to this presentation over the Internet via Aetna's Investor Information link at www.aetna.com/investor. A webcast replay will be available via Aetna's Investor Information link at www.aetna.com/investor for 14 days. Website addresses are included for reference only. The information contained on Aetna's website is not part of this Form 8-K and is not incorporated by reference into this Form 8-K.

(1) Projected operating earnings and projected operating earnings per share exclude from net income any future net realized capital gains or losses and other items, if any, that neither relate to the ordinary course of our business nor reflect our underlying business performance. Aetna is not able to project the amount of future net realized capital gains or losses or any such other items (other than projected transaction and integration-related costs related to the proposed Coventry acquisition), and therefore cannot reconcile projected operating earnings per share to projected net income per share in any period. Although the excluded items may recur, management believes that operating earnings per share provide a more useful comparison of Aetna's underlying business performance from period to period. Net realized capital gains and losses arise from various types of transactions, primarily in the course of managing a portfolio of assets that support the payment of liabilities. However, these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of Aetna's business operations. In addition, management uses operating earnings to assess business performance and to make decisions regarding Aetna's operations and allocation of resources among Aetna's businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Projected operating earnings per share for the full year 2013 reflect approximately 328 million weighted average diluted shares.

(2) Projected revenue for the full year 2013 excludes any future net realized capital gains or losses and other items, if any, from total revenue. Aetna is not able to project the amount of future net realized capital gains or losses or any such other items (other than projected transaction and integration-related costs related to the proposed Coventry acquisition) and therefore cannot reconcile projected revenue to projected total revenue or to a projected change in total revenue in any period.

CAUTIONARY STATEMENT; ADDITIONAL INFORMATION -- Certain information in this Form 8-K is forward-looking, including our projections as to operating earnings per share, weighted average diluted shares, Commercial medical cost trend, pricing and forecasting assumptions, reserve adequacy, medical membership, revenues and the closing date for the proposed Coventry acquisition. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna's control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to: the implementation of health care reform legislation; the timing to consummate the proposed acquisition of Coventry and proposed sale of Missouri Care; the risk that a condition to closing the proposed acquisition or proposed sale may not be satisfied; the risk that a regulatory approval for the proposed acquisition of Coventry or proposed sale of Missouri Care is delayed, is not obtained or is subject to conditions that are not anticipated; our ability to achieve the synergies and value creation contemplated by the proposed acquisition; our ability to promptly and effectively integrate Coventry's businesses; the diversion of management time on acquisition or sale related issues; and changes in Aetna's future cash requirements, capital requirements, results of operations, financial condition and/or cash flows. Health care reform will significantly impact our business operations and financial results, including our pricing and medical benefit ratios. Components of the legislation will be phased in over the next several years, and we will be required to dedicate material resources and incur material expenses during that time to implement health care reform. Many significant parts of the legislation, including health insurance exchanges, Medicaid expansion, employer penalties and the implementation of minimum medical loss ratios, require further guidance and clarification at both the federal level and/or in the form of regulations and actions by state legislatures to implement the law. In addition, pending efforts in the U.S. Congress to amend or restrict funding for various aspects of health care reform, and the possibility of additional litigation challenging aspects of the law continue to create additional uncertainty about the ultimate impact of health care reform. As a result, many of the impacts of health care reform will not be known for the next several years. Other important risk factors include: adverse changes in health care reform and/or other federal or state government policies or regulations as a result of health care reform or otherwise (including legislative, judicial or regulatory measures that would affect our business model, restrict funding for or amend various aspects of health care reform, limit our ability to price for the risk we assume and/or reflect reasonable costs or profits in our pricing, such as mandated minimum medical benefit ratios, eliminate or reduce ERISA pre-emption of state laws (increasing our potential litigation exposure) or mandate coverage of certain health benefits); adverse and less predictable economic conditions in the U.S. and abroad (including unanticipated levels of, or increases in the rate of, unemployment); our ability to diversify our sources of revenue and earnings (including by expanding our foreign operations), transform our business model and optimize our business platforms; the success of our Accountable Care Solutions and health information technology initiatives; adverse changes in size, product or geographic mix or medical cost experience of membership; managing executive succession and key talent retention, recruitment and development; failure to achieve and/or delays in achieving desired rate increases and/or profitable membership growth due to regulatory review or other regulatory restrictions, the difficult economy and/or significant competition, especially in key geographic areas where membership is concentrated, including successful protests of business awarded to us; failure to adequately implement Health Care Reform; reputational issues arising from our social media activities, data security breaches, other cybersecurity risks or other causes; the outcome of various litigation and regulatory matters, including audits, challenges to our minimum MLR rebate methodology and/or reports, guaranty fund assessments, intellectual property litigation and litigation concerning, and ongoing reviews by various regulatory authorities of, certain of our payment practices with respect to out-of-network providers and/or life insurance policies; our ability to integrate, simplify, and enhance our existing information technology systems and platforms to keep pace with changing customer and regulatory needs; our ability to successfully integrate our businesses (including Medicity, Prodigy Health Group, PayFlex, and Genworth Financial Inc.'s Medicare Supplement business and other businesses we may acquire in the future, including Coventry) and implement multiple strategic and operational initiatives simultaneously; unanticipated increases in medical costs (including increased intensity or medical utilization as a result of flu, increased COBRA participation rates or otherwise; changes in membership mix to higher cost or lower-premium products or membership-adverse selection; increases resulting from unfavorable changes in contracting or re-contracting with providers, and increased pharmacy costs); our ability to manage health care and other benefit costs; adverse program, pricing, funding or audit actions by federal or state government payors, including as a result of sequestration and/or curtailment or elimination of the Centers for Medicare & Medicaid Services' star rating bonus payments; our ability to reduce administrative expenses while maintaining targeted levels of service and operating performance; a downgrade in our financial ratings; our ability to develop and maintain relations with providers while taking actions to reduce medical costs and/or expand the services we offer; our ability to demonstrate that our products lead to access to quality care by our members; our ability to maintain our relationships with third party brokers, consultants and agents who sell our products; increases in medical costs or Group Insurance claims resulting from any epidemics, acts of terrorism or other extreme events; changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends; and the ability to successfully implement our agreement with CVS Caremark Corporation on a timely basis and in a cost-efficient manner and to achieve projected operating efficiencies for the agreement. For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna's 2012 Annual Report on Form 10-K ("Aetna's 2012 Annual Report") on file with the Securities and Exchange Commission. You also should read Aetna's 2012 Annual Report for a discussion of Aetna's historical results of operations and financial condition.

The information in this Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) or otherwise subject to the liabilities of that Section, and shall not be or be deemed to be incorporated by reference in any Aetna filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: March 12, 2013	By:	/s/ Rajan Parmeswar
Name: Rajan Parmeswar
Title: Vice President, Controller and Chief Accounting Officer